Exhibit 99.2

ITERIS, INC.

RESTRICTED STOCK UNIT ISSUANCE AGREEMENT

RECITALS

A.            The Board has adopted the Plan for the purpose of retaining the services of selected Employees, non-employee members of the Board or the board of directors of any Parent or Subsidiary and consultants and other independent advisors in the service of the Corporation (or any Parent or Subsidiary).

B.            The Participant is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s issuance of an equity incentive award under the Plan to the Participant.

C.            All capitalized terms in this Agreement shall have the meaning assigned to them in Paragraph 15.

NOW, THEREFORE, it is hereby agreed as follows:

1.             Grant of RSUs.  The Corporation hereby grants to the Participant, as of the Grant Date, an award of restricted stock units (“RSUs”) under the Plan (the “Award”).  Each RSU represents the right to receive one share of Common Stock (the “Share”) on the specified issuance date following the vesting of that RSU.  The number of RSUs subject to the Award, the applicable vesting schedule for those RSUs, the date on which Shares underlying those vested RSUs shall become issuable to the Participant and the remaining terms and conditions governing the Award shall be as set forth in this Agreement.

AWARD SUMMARY

Grant Date:

Number of RSUs
Subject to Award:

Vesting Schedule:

[For employees: The RSUs shall vest in a series of four (4) equal, successive, annual installments upon the Participant’s completion of each year of Service over the four (4)-year period measured from the Grant Date.]

[For Board members: The RSUs shall vest upon the Participant’s completion of one (1) year of Service measured from the Grant Date.]

Issuance Schedule:

The Shares underlying the RSUs in which the Participant vests in accordance with the vesting schedule above shall be issued, subject to the Corporation’s collection of all applicable Withholding Taxes, on the date those particular RSUs vest or as soon after that scheduled vesting date as administratively practicable, but in no event later than the later of (i) the close of the calendar year in which such vesting date occurs or (ii) the fifteenth day of the third calendar month following such vesting date (the “Issue Date”). The issuance of the Shares shall be subject to the Corporation’s collection of all applicable Withholding Taxes. The procedures pursuant to which the applicable Withholding Taxes are to be collected are set forth in Paragraph 7 of this Agreement.

2.             Limited Transferability.  Prior to the actual issuance of the Shares pursuant to RSUs which vest hereunder, the Participant may not transfer any interest in the Award or the underlying Shares; provided, however, any Shares issuable pursuant to vested RSUs hereunder but which otherwise remain unissued at the time of the Participant’s death may be transferred pursuant to the provisions of the Participant’s will or the laws of inheritance or to the Participant’s designated beneficiary or beneficiaries of this Award.  The Participant may also direct the Corporation to issue stock certificates for any Shares which become issuable hereunder to one or more designated Family Members or a trust established for the Participant and/or his or her Family Members.  The Participant may make a beneficiary designation or certificate directive for this Award at any time by filing the appropriate form with the Plan Administrator or its designee.

3.             Cessation of Service.  Should the Participant cease Service for any reason prior to vesting in one or more RSUs subject to this Award, then the Award will be immediately cancelled with respect to those unvested RSUs, and the number of RSUs will be reduced accordingly.  The Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled RSUs.

4.             Stockholder Rights.  The Participant shall not have any stockholder rights, including voting or dividend rights, with respect to the Shares underlying the RSUs subject to the Award until the Participant becomes the record holder of those Shares following their actual issuance upon the Corporation’s collection of the applicable Withholding Taxes.

5.             Change in Control.

(a)           Any RSUs subject to this Award at the time of a Change in Control may, as determined by the Plan Administrator in its sole discretion, be (i) assumed by the successor corporation (or parent thereof), (ii) canceled and substituted with an award granted by the successor corporation (or parent thereof), (iii) otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction or (iv) replaced with a cash retention program of the Corporation or any successor corporation (or parent thereof) which preserves the Fair Market Value of the underlying Shares at the time of the Change in Control and provides for subsequent payout of that value in accordance with the vesting schedule set forth in Paragraph 1.

(b)           To the extent the Award is not assumed, substituted, continued or replaced in accordance with Paragraph 5(a), the RSUs then subject to this Award shall automatically vest in full upon the closing of the Change in Control.  The Shares subject to those vested RSUs will be issued immediately at that time or as soon as administratively practicable thereafter, but in no event more than fifteen (15) business days after such closing.

(c)           The Plan Administrator shall have the authority to provide that any escrow, holdback, earn-out or similar provisions in the definitive agreement effecting the Change in Control shall apply to any cash payment made under any cash retention program described in subsection (a) above to the same extent and in the same manner as such provisions apply to a holder of a Share.

(d)           Immediately following the consummation of the Change in Control, this Award shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction.

(e)           If the Award is assumed in connection with a Change in Control or otherwise continued in effect, then the RSUs subject to the Award shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which the Shares subject to those RSUs immediately prior to the Change in Control would have been converted in consummation of such Change in Control had those Shares actually been issued and outstanding at that time.  To the extent that the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation (or parent thereof) may in connection with the assumption or continuation of this Award and subject to the Plan Administrator’s approval, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control, provided such common stock is readily traded on an established U.S. securities market.

(f)            This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

6.             Adjustment in Shares.  Should any change be made to the outstanding Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation, reincorporation or other reorganization, then equitable adjustments shall be made to the total number and/or class of securities issuable pursuant to this Award in such manner as the Plan Administrator deems appropriate in order to reflect such change, and those adjustments shall be final, binding and conclusive.

7.             Withholding of Taxes.

(a)           Upon the applicable Issue Date, the Corporation shall issue to or on behalf of the Participant a certificate (which may be in electronic form) for the applicable number of Shares, subject, however, to the Corporation’s collection of the applicable Withholding Taxes. The Corporation shall have the right to require the Participant to pay to the Corporation the amount of any Withholding Taxes in respect of the Shares or to take whatever action it deems necessary to protect the interests of the Corporation in respect of such Withholding Tax liabilities, in accordance with this Paragraph 7.

(b)           If the Participant is not a Section 16 Officer at the time such obligation for Withholding Taxes arises, the Participant may elect to satisfy all or a portion of the Corporation’s obligation for Withholding Taxes in one or more of the following forms:

(i)            in cash or check made payable to the Corporation;

(ii)           by requesting that the Corporation withhold from the Shares otherwise deliverable to the Participant a number of whole Shares having a Fair Market Value as of the Issue Date, not in excess of the amount of such Withholding Taxes determined by using the applicable minimum statutory withholding rates, or such other amount or rate determined by the Corporation (the “Share Withholding Method”); or

(iii)          subject to compliance with applicable law and the Corporation’s insider trading policies, from proceeds of a same day or next-day sale of a portion of the Shares effected by the Corporation’s designated broker; the Participant’s acceptance of the Award shall constitute the Participant’s authorization to the broker to effect such sale.

Notwithstanding the foregoing, if the Corporation’s obligations for Withholding Taxes are not satisfied by the Participant prior to the date on which the obligation for Withholding Taxes arises, and the Participant is not a Section 16 Officer at such time, the Corporation may satisfy the Corporation’s obligation for Withholding Taxes using the Share Withholding Method without further action by the Participant.

(c)           If the Participant is a Section 16 Officer at the time such obligation for Withholding Taxes arises, the Corporation shall satisfy the Corporation’s obligation for Withholding Taxes using the Share Withholding Method.

(d)           Notwithstanding the provisions of subparagraphs (b) and (c) of this Paragraph 7, the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the vesting of the RSUs (the “Employment Taxes”) shall in all events be collected from the Participant no later than the last business day of the calendar year in which the RSUs vest hereunder.  Accordingly, to the extent the Issue Date for one or more vested RSUs is to occur in a year subsequent to the calendar year in which those RSUs vest, the Participant shall, on or before the last business day of the calendar year in which the RSUs vest, deliver to the Corporation a check payable to its order in the dollar amount equal to the Employment Taxes required to be withheld with respect to those RSUs.  The provisions of this Paragraph 7(d) shall be applicable only to the extent necessary to comply with the applicable tax withholding requirements of Code Section 3121(v).

(e)           Except as otherwise provided in Paragraph 5, the settlement of all RSUs which vest under the Award shall be made solely in shares of Common Stock.  In no event, however, shall any fractional Shares be issued.  Accordingly, the total number of Shares to be issued pursuant to the Award shall, to the extent necessary, be rounded down to the next whole Share in order to avoid the issuance of a fractional Share.

8.             Compliance with Laws and Regulations.

(a)           The issuance of Shares pursuant to the Award shall be subject to compliance by the Corporation and the Participant with all applicable requirements of law relating thereto and with all applicable regulations of any Stock Exchange on which the Common Stock may be listed for trading at the time of such issuance.

(b)           The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this Award shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained.  The Corporation, however, shall use its best efforts to obtain all such approvals.

9.             Successors and Assigns.  Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate and any beneficiaries of the Award designated by the Participant.

10.          Notices.  Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices.  Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address indicated below the Participant’s signature line on this Agreement.  All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

11.          Construction.  This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan.  All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this Award.  To the extent there is any ambiguity as to whether any provision of this Agreement would otherwise contravene one or more applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder, such provision shall be interpreted and applied in a manner that complies with the applicable requirements of Code Section 409A and the Treasury

Regulations thereunder.  For purposes of Code Section 409A, each installment distribution of Shares (or other installment distribution hereunder) shall be treated as a separate payment, and the Participant’s right to receive each such installment of shares (or other installment distribution hereunder) shall accordingly be treated as a right to receive a series of separate payments.

12.          Governing Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to that state’s conflict-of-laws rules.

13.          Stockholder Approval.  If the Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may be issued under the Plan as last approved by the stockholders, then this Award shall be void with respect to such excess Shares, unless stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of the Plan.

14.          Employment at Will.  Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s Service at any time for any reason, with or without cause.

15.          Definitions.  The following definitions shall be in effect under the Agreement:

(a)           Agreement shall mean this Restricted Stock Unit Issuance Agreement.

(b)           Award shall mean the award of RSUs made to the Participant pursuant to the terms of this Agreement.

(c)           Board shall mean the Corporation’s Board of Directors.

(d)           Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

(i)            the consummation of a merger, consolidation or other reorganization approved by the Corporation’s stockholders, unless securities representing at least fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction;

(ii)           a sale, transfer or other disposition of all or substantially all of the Corporation’s assets;

(iii)          the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Corporation or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Corporation) becomes directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Corporation’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Corporation or the acquisition of outstanding securities held by one or more of the Corporation’s existing stockholders; or

(iv)          a change in the composition of the Board over a period of twenty-four (24) consecutive months or less such that a majority of the Board members ceases to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period (“Incumbent Directors”) or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Incumbent Directors who were still in office at the time the Board approved such election or nomination; provided that any individual who becomes a Board member subsequent to the beginning of such period and whose election or nomination was approved by two-thirds of the Board members then comprising the Incumbent Directors will be considered an Incumbent Director.

(e)           Code shall mean the Internal Revenue Code of 1986, as amended.

(f)            Common Stock shall mean the Corporation’s common stock.

(g)           Corporation shall mean Iteris, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Iteris, Inc.

(h)           Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary, whether now existing or subsequently established), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

(i)            Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i)            If the Common Stock is at the time traded on a Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on the date in question on the Stock Exchange serving as the primary market for the Common Stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Common Stock is then primarily traded.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii)           If the Common Stock is at the time quoted on a national or regional securities exchange or market system (including over-the-counter markets and the Nasdaq Capital Market) determined by the Plan Administrator to be the primary market for the Common Stock, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is officially reported by such exchange or market system.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price of a share of Common Stock on the last preceding date for which such quotation exists.

(j)            Family Member shall mean any of the following members of the Participant’s family: any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.

(k)           Grant Date shall mean the date the RSUs are awarded to Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.

(l)            Issue Date shall have the meaning indicated in Paragraph 1 of the Agreement.

(m)          Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by the Participant of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by the Participant adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner.  The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss the Participant or any other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan or this Agreement, to constitute grounds for termination for Misconduct.

(n)           1934 Act shall mean the Securities Exchange Act of 1934, as amended.

(o)           Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(p)           Participant shall mean the person to whom the Award is made pursuant to the Agreement.

(q)           Plan shall mean the Corporation’s 2016 Omnibus Incentive Plan.

(r)            Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

(s)            RSU shall have the meaning set forth in Paragraph 1 of the Agreement.

(t)            Section 16 Officer shall mean an officer of the Corporation subject to the short-swing profit liabilities of Section 16 of the 1934 Act.

(u)           Service shall mean the Participant’s performance of services for the Corporation (or any Parent or Subsidiary, whether now existing or subsequently established) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor.  For purposes of this Agreement, the Participant shall be deemed to cease Service immediately upon the occurrence of either of the following events: (i) the Participant no longer performs services in any of the foregoing capacities for the Corporation or any Parent or Subsidiary or (ii) the entity for which the Participant is performing such services ceases to remain a Parent or Subsidiary of the Corporation, even though the Participant may subsequently continue to perform services for that entity.  Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Corporation.  Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Corporation’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

(v)           Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global or Global Select Market or the New York Stock Exchange.

(w)          Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(x)           Withholding Taxes shall mean (i) the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the vesting of RSUs (or any other property) under the Award and (ii) the federal, state and local income taxes required to be withheld by the Corporation in connection with the issuance of the Shares underlying those vested RSUs (or any other property).

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates indicated below.

INTERIS, INC.

By:

Name:

Title:

Date:

PARTICIPANT NAME:

Date:

Address: